Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Revenue of $1.37 billion and Adjusted EBITDA[1] of $361.1 million for 2015

ORLANDO, Fla., Feb. 25, 2016— SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported financial results for the fourth quarter and full year of 2015.

Results Overview

Fourth Quarter 2015 versus Fourth Quarter 2014

•	Attendance of 4.41 million, compared to 4.37 million in 2014.
•	Total revenues of $267.9 million, compared to $264.5 million in 2014.
•	Adjusted EBITDA of $47.3 million, compared to $49.9 million in 2014.
•	Net loss of $11.0 million and Adjusted Net Loss of $9.6 million, compared to net loss of $25.4 million and Adjusted Net Loss of $17.8 million in 2014.

Full Year 2015 versus Full Year 2014

•	Attendance of 22.47 million, compared to 22.40 million in 2014.
•	Total revenues of $1.37 billion, compared to $1.38 billion in 2014.
•	Adjusted EBITDA of $361.1 million, compared to $370.1 million in 2014.
•	Net income of $49.1 million and Adjusted Net Income of $63.9 million, compared to net income of $49.9 million and Adjusted Net Income of $59.4 million in 2014.
•	Returned $117.3 million to shareholders through dividend declarations and share repurchases, including $45.0 million of share repurchases in 2015.

“We achieved attendance and revenue growth in the fourth quarter. Additionally, our Adjusted EBITDA for 2015 was within the guidance range we provided in November. These are continued indications that the business is stabilizing,” said Joel Manby, President and Chief Executive Officer of SeaWorld Entertainment, Inc. “Our near term priorities remain clear: execute our strategy with a focus on operational excellence and deliver the consistent and sustainable financial performance expected of our great organization.

“The leadership changes we announced last week are another important step on our roadmap to stabilization and growth. We will continue to take the necessary actions to drive results and shareholder value, as we work to confront the external headwinds that continue to affect the business. Looking ahead, this summer we will open three highly anticipated attractions, including two new roller coasters in Florida and a new dolphin habitat and guest experience in Texas,” Manby added. “Over the course of the year we will continue to focus on our simplified pricing plan and explore opportunities to further develop our resort strategy as we continue to implement the key components of our plan.”

Fourth Quarter 2015 Results

During the fourth quarter of 2015, the company generated revenue of $267.9 million, an increase of $3.3 million, or 1%, versus the fourth quarter of 2014. Adjusted EBITDA was $47.3 million, a decrease of $2.6 million, or 5% compared to $49.9 million in the fourth quarter of 2014. The company reported a net loss of $11.0 million, or $0.13 per diluted share, and an Adjusted Net Loss of $9.6 million, or $0.11 per diluted share, in the fourth quarter of 2015, all improvements over the prior year quarter. Net cash provided by operating activities improved to $6.4 million in the fourth quarter of 2015 compared to net cash used in operating activities of $8.4 million in the prior year fourth quarter.

Total revenue per capita increased by 0.3% to $60.77 in the fourth quarter of 2015 compared to $60.60 a year ago. Admission per capita, defined as admissions revenue divided by total attendance, decreased slightly by 0.5% to $37.89 in the fourth quarter of 2015 from $38.09 a year ago. In-park per capita spending, calculated as food, merchandise and other revenue divided by total attendance, increased by 1.6% to $22.88 in the fourth quarter of 2015, from $22.51 in the prior year, primarily due to culinary price increases.

Attendance in the fourth quarter increased by approximately 43,000 guests, or 1.0%, as a result of a favorable operating schedule for the company’s fall events, and the impact of favorable weather when compared to the prior year fourth quarter, offset by a decline in attendance at the company’s Texas location. The decline in Texas primarily relates to a reduction in passholder visitation due to the changes made to the Fun Card product for this location, along with a lack of significant competitive offerings. To address these challenges, the company changed the Fun Card product for Texas and will open a new attraction in 2016, Discovery Point, which will include a new dolphin habitat and underwater viewing area and will offer guests an opportunity to interact and swim with dolphins.

Adjusted EBITDA for the fourth quarter of 2015 decreased by $2.6 million, resulting from an increase in selling, general and administrative expenses primarily related to additional marketing costs associated with the company’s reputation initiatives, partially offset by the impact of higher revenue and a decline in operating expenses for the fourth quarter.

Full Year 2015 Results

For the full year 2015, the company generated revenue of $1.37 billion, a decrease of $6.8 million, less than 1%, compared to 2014. Adjusted EBITDA was $361.1 million, a decrease of $9.0 million, or 2%, compared to Adjusted EBITDA of $370.1 million in 2014.  In 2015, the company generated net income of $49.1 million, or $0.57 per diluted share, and Adjusted Net Income of $63.9 million, or $0.74 per diluted share. In 2014, the company generated net income of $49.9 million, or $0.57 per diluted share, and Adjusted Net Income of $59.4 million, or $0.68 per diluted share. Net cash provided by operating activities increased by $24.7 million, to $286.3 million in 2015 compared to $261.5 million in 2014.

Total revenue per capita declined by 0.8% to $61.01 in 2015 compared to $61.51 in 2014. Admission per capita decreased by 1.8% to $37.69 in 2015 from $38.37 in the prior year. The decline in admission per capita primarily relates to an increase in promotional offerings and passholder visitation along with an unfavorable shift in the park attendance mix compared to the prior year period.   In-park per capita spending increased to $23.32 in 2015 from $23.14 in 2014.

When compared to the prior year, attendance for 2015 increased by approximately 72,000 guests, or 0.3%. Attendance improved at all but two of the company’s park locations, primarily due to increased promotional offerings, strong passholder visitation and additional consumer event programs, and a favorable operating schedule due to the later timing of Labor Day in 2015. The impact of these factors was largely offset by reduced attendance in Texas and California. The decline in Texas primarily relates to the factors discussed above and the decline in California primarily relates to continued SeaWorld brand challenges.

Adjusted EBITDA for 2015 decreased by $9.0 million, reflecting a decrease in total revenue along with an increase in selling, general and administrative expenses, partially offset by a decrease in operating expenses for 2015. The increase in selling, general and administrative expenses was largely related to additional third party consulting costs, an increase in marketing costs associated with the company’s reputation campaign and an increase in legal fees when compared to the prior year. The decrease in operating expenses was primarily due to cost savings initiatives resulting from the restructuring program announced in December 2014.

Share Repurchases and Dividends

During the fourth quarter of 2015, the company repurchased a total of 1,577,835 shares of common stock at an average price of $18.99 per share and a total cost of approximately $30.0 million. For the full year of 2015, the company repurchased a total of 2,413,803 shares of common stock at an average price of $18.62 per share and a total cost of approximately $45.0 million, leaving approximately $190.0 million available for future repurchases under the company’s previously announced share repurchase program. The company may utilize remaining cash availability under its credit agreement to opportunistically repurchase shares in the future.

On January 5, 2016, the company’s Board of Directors declared a cash dividend of $0.21 per share, which was paid on January 22, 2016, to all common stockholders of record at the close of business on January 15, 2016.

On February 22, 2016, the company’s Board of Directors declared a cash dividend of $0.21 per share, which will be paid on April 1, 2016 to all common stockholders of record at the close of business on March 14, 2016. Based on this dividend declaration, certain performance-vesting restricted shares held by some of the company’s equity plan participants will vest on April 1, 2016. The company expects to recognize approximately $28.0 million of equity compensation expense and record approximately $3.4 million of accumulated dividends related to these performance-vesting restricted shares during the first quarter of 2016.

Guidance

The company intends to issue full year 2016 Adjusted EBITDA guidance with its first quarter 2016 earnings release.

Conference Call

The company will hold a conference call today, Thursday, February 25 at 9 a.m. Eastern Time to discuss its fourth quarter and full year 2015 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the company’s website at www.seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. For those unable to participate in the live call, a replay of the webcast will be available after 12 p.m. Eastern Time February 25, 2016 via the “Investor Relations” section of www.seaworldentertainment.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on February 25, 2016 through 11:59 p.m. Eastern Time on March 3, 2016 by dialing 855-859-2056 from anywhere in the U.S. or 1-404-537-3406 from international locations, conference code 20317495.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net (Loss) Income, Adjusted Net (Loss) Income per Diluted Share and Free Cash Flow. Adjusted EBITDA, Adjusted Net (Loss) Income, Adjusted Net (Loss) Income per Diluted Share and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of liquidity or performance prepared in accordance with GAAP and are not indicative of net income or loss as determined under GAAP. Adjusted EBITDA, Adjusted Net (Loss) Income, Adjusted Net (Loss) Income per Diluted Share, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the company’s liquidity or financial performance. Adjusted EBITDA, Adjusted Net (Loss) Income, Adjusted Net (Loss) Income per Diluted Share and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 27,000 animals in need over the last 50 years.

SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens® and Sea Rescue®. Over its more than 50-year history, the company has built a diversified portfolio of 11 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection of over 800 species of animals. The company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the company's press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. The company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements.  All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position and business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: a decline in discretionary consumer spending or consumer confidence; various factors beyond management’s control adversely affecting attendance and guest spending at the company’s theme parks; changes in federal and state regulations governing the treatment of animals and claims and lawsuits by activist groups; incidents or adverse publicity concerning the company’s theme parks;  inability to protect the company’s intellectual property or the infringement on intellectual property rights of others; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the company has correctly measured or identified all of the factors affecting its business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise.  Readers are advised to review the company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the company’s website at www.seaworldentertainment.com).

[1] This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Net (Loss) Income, Adjusted Net (Loss) Income per Diluted Share and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. ("GAAP"). See "Statement Regarding Non-GAAP Financial Measures" section for the definitions of Adjusted EBITDA, Adjusted Net (Loss) Income, Adjusted Net (Loss) Income per Diluted Share and Free Cash Flow and their reconciliation to their respective most comparable financial measures calculated in accordance with GAAP.

Contacts:

Investor Relations Inquiries:

Mark Trinske

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com

Media Inquiries:

Aimée Jeansonne Becka

Senior Director of Corporate Communications

Aimee.Jeansonne-Becka@SeaWorld.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2015	2014	$	%	2015	2014	$	%
Net revenues:
Admissions	$167,005	$166,282	$723	0%	$846,922	$859,426	$(12,504)	(1%)
Food, merchandise and other	100,852	98,255	2,597	3%	524,082	518,386	5,696	1%
Total revenues	267,857	264,537	3,320	1%	1,371,004	1,377,812	(6,808)	(0%)
Costs and expenses:
Cost of food, merchandise and other revenues	20,006	20,394	(388)	(2%)	103,980	109,024	(5,044)	(5%)
Operating expenses	166,801	169,666	(2,865)	(2%)	708,745	727,659	(18,914)	(3%)
Selling, general and administrative	41,990	36,487	5,503	15%	214,072	189,369	24,703	13%
Restructuring and other related costs (a)	2,001	10,371	(8,370)	(81%)	2,268	11,567	(9,299)	(80%)
Separation costs	—	2,574	(2,574)	(100%)	—	2,574	(2,574)	(100%)
Secondary offering costs	—	—	—	0%	—	747	(747)	(100%)
Depreciation and amortization	44,034	47,542	(3,508)	(7%)	182,503	176,275	6,228	4%
Total costs and expenses	274,832	287,034	(12,202)	(4%)	1,211,568	1,217,215	(5,647)	(0%)
Operating (loss) income	(6,975)	(22,497)	15,522	69%	159,436	160,597	(1,161)	(1%)
Other (income) expense, net	(382)	(114)	(268)	(235%)	129	(198)	327	165%
Interest expense	14,642	20,456	(5,814)	(28%)	65,571	81,543	(15,972)	(20%)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs	557	—	557	ND	20,905	461	20,444	NM
(Loss) income before income taxes	(21,792)	(42,839)	21,047	49%	72,831	78,791	(5,960)	(8%)
(Benefit from) provision for income taxes	(10,764)	(17,393)	6,629	38%	23,698	28,872	(5,174)	(18%)
Net (loss) income	$(11,028)	$(25,446)	$14,418	57%	$49,133	$49,919	$(786)	(2%)
(Loss) earnings per share:
Net (loss) income per share, basic	$(0.13)	$(0.29)			$0.57	$0.57
Net (loss) income per share, diluted	$(0.13)	$(0.29)			$0.57	$0.57

Weighted average common shares outstanding:
Basic	85,162	86,748			85,860	87,183
Diluted(b)	85,162	86,748			85,981	87,480

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2015	2014	$	%	2015	2014	$	%
Net (loss) income	$(11,028)	$(25,446)	$14,418	57%	$49,133	$49,919	$(786)	(2%)
(Benefit from) provision for income taxes	(10,764)	(17,393)	6,629	38%	23,698	28,872	(5,174)	(18%)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (c)	557	—	557	ND	20,905	461	20,444	NM
Interest expense	14,642	20,456	(5,814)	(28%)	65,571	81,543	(15,972)	(20%)
Depreciation and amortization	44,034	47,542	(3,508)	(7%)	182,503	176,275	6,228	4%
Equity-based compensation expense (d)	1,727	444	1,283	289%	6,527	2,349	4,178	178%
Other non-cash expenses (e)	1,975	3,341	(1,366)	(41%)	6,285	5,036	1,249	25%
Other business optimization costs(f)	2,219	10,371	(8,152)	(79%)	2,219	11,567	(9,348)	(81%)
Other adjusting items (g)	1,435	629	806	128%	1,435	3,331	(1,896)	(57%)
Other items, net of tax of $336 and $529 in the three months and year ended December 31, 2015, respectively (h)	594	—	594	ND	901	—	901	ND
Estimated cost savings (i)	1,949	10,000	(8,051)	(81%)	1,949	10,000	(8,051)	(81%)
Secondary offering costs (j)	—	—	—	—	—	747	(747)	(100%)
Adjusted EBITDA (k)	$47,340	$49,944	$(2,604)	(5%)	$361,126	$370,100	$(8,974)	(2%)
Adjusted EBITDA	$47,340	$49,944	$(2,604)	(5%)	$361,126	$370,100	$(8,974)	(2%)
Cash capital expenditures	40,173	31,832	8,341	26%	157,302	154,641	2,661	2%
Debt service	48,258	29,312	18,946	65%	109,876	120,470	(10,594)	(9%)
Cash paid (net refunds) for taxes	161	(35)	196	NM	1,062	858	204	24%
Non-cash items	1,949	10,000	(8,051)	(81%)	1,949	10,000	(8,051)	(81%)
Free Cash Flow(l)	$(43,201)	$(21,165)	$(22,036)	(104%)	$90,937	$84,131	$6,806	8%
Net (loss) income	$(11,028)	$(25,446)	$14,418		$49,133	$49,919	$(786)
Restructuring and other related costs	2,001	10,371	(8,370)		2,268	11,567	(9,299)
Separation costs	—	2,574	(2,574)		—	2,574	(2,574)
Secondary offering costs	—	—	—		—	747	(747)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs	557	—	557		20,905	461	20,444
Other items(h)	930	—	930		1,430	—	1,430
Income taxes of certain non-GAAP adjustments	(2,028)	(5,314)	3,286		(9,878)	(5,872)	(4,006)
Adjusted Net (Loss) Income (m)	$(9,568)	$(17,815)	$8,247		$63,858	$59,396	$4,462
Net (loss) income per share, diluted	$(0.13)	$(0.29)	$0.16		$0.57	$0.57	$—
Restructuring and other related costs	0.02	0.12	(0.10)		0.03	0.13	(0.10)
Separation costs	—	0.03	(0.03)		—	0.03	(0.03)
Secondary offering costs	—	—	—		—	0.01	(0.01)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs	0.01	—	0.01		0.24	0.01	0.23
Other items	0.01	—	0.01		0.02	—	0.02
Income taxes of certain non-GAAP adjustments	(0.02)	(0.06)	0.04		(0.12)	(0.07)	(0.05)
Adjusted Net (Loss) Income per share, diluted	$(0.11)	$(0.20)	$0.09		$0.74	$0.68	$0.06
Weighted average common shares outstanding, diluted	85,162	86,748			85,981	87,480

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of December 31,
	2015	2014
Cash and cash equivalents	$18,971	$43,906
Total assets (n)	$2,391,134	$2,422,471
Long-term debt, including current maturities:
Term B-2 Loans	$1,338,387	$1,352,438
Term B-3 Loans	247,900	—
Revolving Credit Facility	15,000	—
Senior Notes	—	260,000
Total long-term debt, including current maturities	$1,601,287	$1,612,438
Total stockholders' equity	$504,120	$579,535

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2015	2014	#	%	2015	2014	#	%
Attendance	4,408	4,365	43	1.0%	22,471	22,399	72	0.3%
Total revenue per capita (o)	$60.77	$60.60	$0.17	0.3%	$61.01	$61.51	$(0.50)	(0.8%)
Net cash provided by (used in) operating activities	$6,354	$(8,407)	$14,761	NM	$286,274	$261,532	$24,742	9.5%

NM-Not Meaningful

ND-Not Determinable

(a)  Reflects restructuring and other related costs for the three months and year ended December 31, 2015 primarily related to $2.0 million of severance and other employment expenses for certain positions eliminated in the fourth quarter of 2015 as a result of cost saving initiatives. For the twelve months ended December 31, 2015, also reflects $0.3 million relating to severance and other employment expenses for individuals with continuing service obligations through the first two quarters of 2015 which were impacted by the restructuring program announced in December 2014. For the three and twelve months ended December 31, 2014, restructuring and other related costs primarily relates to severance and other employment expenses along with third party consulting costs associated with development of the company’s cost savings plan and the restructuring program.

(b)  During the three months ended December 31, 2015 and 2014, the company excluded potentially dilutive shares of 3,201,178 and 289,628, respectively, from the calculation of diluted loss per share as their effect would have been anti-dilutive due to the company's net loss in those periods.  During the years ended December 31, 2015 and 2014, the company excluded anti-dilutive shares of approximately 1,879,000 and 21,000, respectively, from the calculation of diluted earnings per share.

(c)  Reflects a $14.3 million premium paid for the early redemption in April 2015 of $260.0 million of the company’s Senior Notes, along with a write-off of approximately $6.0 million in related discounts and debt issuance costs in the year ended December 31, 2015 and a $0.6 million write-off of discounts and debt issuance costs related to the voluntary prepayment of $30.0 million to the company’s Senior Secured Credit Facilities in the three months and year ended December 31, 2015. For the three months and year ended December 31, 2014, reflects the write-off of discounts and debt issuance costs relating to the voluntary prepayment of $31.5 million on the company’s Senior Secured Credit Facilities.

(d)  Reflects non-cash compensation expense associated with the grants of equity compensation.

(e)  Reflects non-cash expenses related to miscellaneous asset write-offs and non-cash losses on derivatives.

(f)  Reflects business optimization costs incurred in the three months and year ended December 31, 2015 primarily related to $2.0 million of restructuring and related costs associated with severance and other employment expenses for certain positions eliminated in the fourth quarter of 2015 as a result of cost savings initiatives. Business optimization costs for the three months and year ended December 31, 2014 represent restructuring and other related costs and consist of $8.6 million related to severance and other employment expenses and $3.0 million related to third party consulting costs associated with the development of the cost savings plan and restructuring program, of which $1.2 million was incurred in the nine months ended September 30, 2014. The Adjusted EBITDA calculations presented in the table above do not reflect certain 2015 other business optimization costs incurred prior to the fourth quarter of 2015 due to limitations as described in footnote (k) below.

(g)  Reflects non-recurring product and intellectual property development costs incurred in the three months ended December 31, 2015 and the three months and year ended December 31, 2014. For the three months and year ended December 31, 2015, also includes state franchise taxes paid of $0.2 million in 2015. State franchise taxes were not included in the prior year and were not material. The Adjusted EBITDA calculations presented in the table above do not reflect certain 2015 other adjusting items incurred prior to the fourth quarter of 2015 due to limitations as described in footnote (k) below.

(h)  Reflects the impact of certain items during the three months and year ended December 31, 2015 which the company is permitted to exclude, net of tax, under the credit agreement governing the company’s Senior Secured Credit Facilities due to the unusual nature of the items.

(i)  For the three months and year ended December 31, 2015, reflects estimated 2015 cost savings related to certain actions on cost savings initiatives. For the three months and year ended December 31, 2014, reflects estimated 2014 cost savings related to the previously announced restructuring program for the year. These estimated cost savings are a non-GAAP Adjusted EBITDA item only that does not impact the company’s reported GAAP net income. Pursuant to the credit agreement governing the company’s Senior Secured Credit Facilities, the company is permitted to reflect in its calculation of Adjusted EBITDA, subject to certain limitations, estimated cost savings resulting from certain specified actions, including restructurings and cost savings initiatives. The credit agreement governing the company’s Senior Secured Credit Facilities limits the amount of estimated cost savings that do not result from acquisitions or dispositions which may be reflected in the calculation of Adjusted EBITDA to $10.0 million for any applicable consecutive four quarter period and $30.0 million in the aggregate, of which the company has utilized approximately $12.0 million through December 31, 2015.

(j)  Reflects fees and expenses incurred in connection with the secondary offering of the company's common stock in April 2014. Pursuant to the Registration Rights Agreement, the company paid all expenses related to the offering, other than underwriting discounts and commissions. No shares were sold by the company in the secondary offering and the selling stockholders received all of the net proceeds from the offering.

(k)  Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the company’s Senior Secured Credit Facilities. Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of the company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the company’s industry, along with other measures to evaluate a company’s ability to meet its debt service requirement, to estimate the value of a company and to make informed investment decisions. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

For covenant calculation purposes under the company’s credit agreement, the amount which the company is able to add back to Adjusted EBITDA for other business optimization costs and certain other adjusting items, including restructuring costs and product and intellectual property development costs, is limited to $10.0 million for any four consecutive quarters (with certain unused amounts carried over from the prior fiscal year). Due to these limitations, the Adjusted EBITDA calculations presented in the table above do not reflect $0.3 million of restructuring and other related costs and $2.5 million of product and intellectual property development costs incurred in the first three quarters of 2015.

(l)  Free Cash Flow is defined as Adjusted EBITDA less (i) cash capital expenditures, (ii) debt service, which is defined as cash interest paid and debt principal payments in the ordinary course of business, (iii) cash taxes paid and (iv) certain other non-cash items included in Adjusted EBITDA. Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a performance measure. The company uses Free Cash Flow in its internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the company's operating performance. Free Cash Flow as defined herein may differ from similarly titled measures presented by other companies. Prior to the third quarter of 2015, the company defined Free Cash Flow as cash provided by (used in) operating activities reduced by capital expenditures, but has since changed the definition to provide a more meaningful metric to investors.  Prior year amounts have been calculated using the new definition in all periods presented.

(m)  Adjusted Net (Loss) Income is defined as net (loss) income before the after-tax impact of the restructuring and other related costs, the separation costs, the secondary offering costs and the loss on early extinguishment of debt and write-off of discounts and debt issuance costs, if any, during the periods presented. Adjusted Net (Loss) Income per Diluted Share is calculated by dividing Adjusted Net (Loss) Income for the period by the diluted shares outstanding. Management presents Adjusted Net (Loss) Income and Adjusted Net (Loss) Income per Diluted Share to eliminate the impact of items, net of tax, that management does not consider indicative of ongoing operating performance due to their inherent unusual nature or because they result from an event of a similar nature.

(n)  Certain prior year amounts have been reclassified to conform to the 2015 presentation. In particular, unamortized debt issuance costs of $20.0 million as of December 31, 2014 were previously included in other assets and were reclassified to long-term debt as a result of the adoption of Accounting Standards Update (“ASU”) 2015-03, Interest-Imputation of Interest (Topic 835): Simplifying the Presentation of Debt Issuance Costs during the second quarter of 2015.

(o)  Calculated as total revenues divided by attendance.